EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Actavis Announces 42% Increase to $2.01 in Second Quarter 2013 Non-GAAP Earnings Per Share

- GAAP Loss Per Share of $4.27 -

- 47% Increase in Q2 2013 Net Revenue -

- 42% Increase in Adjusted EBITDA to $475 million -

PARSIPPANY, N.J. – July 25, 2013 – Actavis, Inc. (NYSE: ACT) today reported net revenue increased 46.8 percent to $1.99 billion for the second quarter 2013, compared to $1.36 billion in the second quarter 2012. On a non-GAAP basis, diluted earnings per share for the second quarter 2013 were $2.01, compared to $1.42 per diluted share in the second quarter 2012, an increase of 41.5 percent. On a GAAP basis, the company reported a loss per share for the second quarter 2013 of $4.27, compared to a loss per share of $0.49 in the prior year period. The current quarter GAAP results include an impairment charge following routine annual impairment testing. The accounting related non-cash charge resulted from combining the Company’s legacy Arrow business, which was acquired in 2009, with the legacy Actavis Group, which was acquired in 2012. The combined assets were subsequently restructured from one global reporting unit into four new reporting units, resulting in an impairment to goodwill within our European reporting unit. For the second quarter 2013, adjusted EBITDA was $474.5 million, compared to $333.0 million for the second quarter 2012. Cash and marketable securities were $234.9 million as of June 30, 2013.

“Actavis delivered another exceptional quarter of double-digit sales and earnings growth powered by strong generics launches in global markets by Actavis Pharma, continued strong sales of core specialty Brand products and consistent execution by our Global Operations team,” said Paul Bisaro, President and CEO of Actavis.

“In the U.S., we began marketing an authorized generic version of Zovirax® ointment 5%, as part of our marketing and distribution agreement with Valeant, and re-launched Vestura ™, our generic version of Yaz®. Outside of the U.S., Actavis Pharma achieved broad multi-country launches of generic versions of Viagra® and Zometa® across Europe, a successful launch of generic Crestor® in Australia and continued to launch oncology injectable products around the world with the launch of Docetaxel in Japan. We also announced U.S. patent settlements for generic versions of Ziana®, Zyclara®, Intuniv® and the abuse deterrent version of OxyContin®, ensuring consumers will benefit from date certain entry of these products prior to patent expiry. We also confirmed patent challenges on a number of products, including generic forms of Safyral®, Diprivan® and AndroGel® 1.62%.

“In our Actavis Specialty Brands business, we experienced growth from U.S. sales of key promoted products, including Rapaflo®, Generess® Fe and Crinone®, while continuing to build our Specialty Brands pipeline for future growth. We announced a unique partnership with Medicines360 that will provide Actavis with U.S. and Canadian commercial rights to Levosert™, and acquired worldwide rights to Valeant’s Metronidazole 1.3% Vaginal Gel antibiotic development product, a topical antibiotic for the treatment of bacterial vaginosis. Both products are at the registration stage and, if approved, could be launched as early as 2014.

“Most significantly, in May, we announced our intention to acquire Warner Chilcott plc, a transaction that will create a leading global specialty pharmaceutical company with approximately $11 billion in combined annual revenue. The combination with Warner Chilcott will significantly expand our portfolio and pipeline in core areas of Women’s Health and Urology, and add additional therapeutic categories of Dermatology and Gastroenterology. We are aggressively planning for integration on Day 1, working with the Federal Trade Commission (FTC) and other global regulators to receive approvals for the transaction, and anticipate that we could close this acquisition as early as the beginning of the fourth quarter.

“With our strong year-to-date performance, we are narrowing the range of our forecast for 2013 Non-GAAP earnings per diluted share to $8.15 - $8.50.”

Second Quarter 2013 Business Segment Results

Actavis Pharma Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2013	2012	2013	2012
Product sales	$1,525.5	$976.0	$3,049.6	$2,084.0
Other revenue	43.7	19.0	53.4	27.1

Net revenue	1,569.2	995.0	3,103.0	2,111.1
Operating expenses:
Cost of sales	776.8	517.4	1,638.7	1,131.6
Research and development	103.7	53.8	202.5	109.9
Selling and marketing	160.9	52.6	320.2	100.1

Segment contribution	$527.8	$371.2	$941.6	$769.5

Segment margin	33.6%	37.3%	30.3%	36.5%

Adjusted gross profit (1)	$814.6	$468.3	$1,597.1	$971.9
Adjusted gross margin	51.9%	47.6%	51.3%	46.3%

(1)        Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Net revenue from milestone related to divested products	$—	$(10.9)	$—	$(10.9)
Purchase accounting adjustments (product sales)	0.8		5.6
Manufacturing and supply contract termination payment (other revenue)	—	—	5.0	—
Purchase accounting adjustments (cost of sales)	—	—	93.5	—
Acquisition, integration and restructuring	0.3	—	1.3	—
Operational Excellence Initiative	21.1	1.6	27.4	3.3

Actavis Pharma net revenue increased 58 percent to $1.57 billion for the second quarter 2013, primarily due to the acquisition of the Actavis Group in late 2012. Second quarter international net revenue was $649.8 million, up 209 percent from the prior year, also primarily a result of the inclusion of legacy Actavis product sales. Net revenue consists of sales of generics, branded generics and OTC products in the Americas (U.S., Canada and Latin America), Europe (Europe, Russia, CIS and Turkey), and the Middle East, Africa, Australia and Asia Pacific (collectively, MEAAP).

Actavis Pharma R&D investment for the second quarter 2013 increased to $103.7 million, and selling and marketing expenses for the second quarter 2013 increased to $160.9 million, primarily as a result of the inclusion of legacy Actavis results.

Actavis Pharma’s adjusted gross margin increased from 47.6 percent in the second quarter of 2012 to 51.9 percent in the second quarter of 2013, primarily due to Anda’s distribution of Lidoderm®, increased margins on our generic version of Concerta® as a result of our contractual arrangement with Ortho-McNeil-Janssen and higher other revenue.

Specialty Brands Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2013	2012	2013	2012
Product sales	$126.9	$100.9	$243.1	$193.8
Other revenue	17.9	18.4	32.4	35.1

Net revenue	144.8	119.3	275.5	228.9
Operating expenses:
Cost of sales	34.4	28.7	64.2	54.5
Research and development	31.9	25.9	65.2	58.3
Selling and marketing	47.0	42.5	90.6	90.2

Segment contribution	$31.5	$22.2	$55.5	$25.9

Segment margin	21.8%	18.6%	20.1%	11.3%

Gross profit	$110.4	$90.6	$211.3	$174.4
Gross margin	76.2%	75.9%	76.7%	76.2%

Actavis Specialty Brands net revenue increased 21 percent to $144.8 million in the second quarter. The increase was primarily due to higher sales of key promoted products including Generess® Fe, Rapaflo®, Crinone® and the addition of Kadian®.

Actavis Specialty Brands R&D investment in the second quarter increased by $6.0 million to $31.9 million. The increase was primarily related to investments in our biosimilar development programs. Actavis Specialty Brands selling and marketing expenses increased by $4.5 million to $47.0 million in the second quarter, primarily due to higher product promotional spending.

Actavis Specialty Brands segment gross margin for the second quarter 2013 was 76.2 percent, compared to 75.9 percent in the second quarter of 2012.

Distribution Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2013	2012	2013	2012
Net revenue	$275.8	$240.9	$506.8	$539.5
Operating expenses:
Cost of sales	238.8	207.9	433.3	472.2
Selling and marketing	27.7	22.8	52.0	45.7

Segment contribution	$9.3	$10.2	$21.5	$21.6

Segment margin	3.4%	4.2%	4.2%	4.0%

Gross profit	$37.0	$33.0	$73.5	$67.3
Gross margin	13.4%	13.7%	14.5%	12.5%

Anda Distribution segment net revenue for the second quarter 2013 increased 14 percent to $275.8 million, compared to $240.9 million in the second quarter 2012, as a result of increased sales of third-party brand products and higher sales to chain customers. Anda Distribution segment revenue consists only of sales of third-party products and excludes sales of Actavis’ brand and generic products.

Anda Distribution segment gross margin was 13.4 percent in the second quarter of 2013.

Other Operating Expenses

Consolidated GAAP general and administrative expenses were $225.8 million in the second quarter 2013, an increase of $104.0 million from the second quarter 2012 as a result of the inclusion of Legacy Actavis and related acquisition, integration and restructuring charges associated with that acquisition. The Company also incurred higher charges related to litigation matters.

Amortization expense for the second quarter 2013 was $149.6 million, compared to $105.8 million in second quarter 2012 primarily as a result of amortization of identifiable intangible assets acquired in the Actavis Group acquisition partially offset by product rights and other intangible assets which were fully amortized prior to the current period, including the atorvastatin product rights.

2013 Financial Outlook

Actavis’ estimates are based on actual results for the second quarter of 2013 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Actavis estimates total net revenue for 2013 of approximately $8.1 billion.

•	Total Actavis Pharma segment revenue of between $6.3 billion and $6.5 billion.

•	Total Actavis Specialty Brands segment revenue of between $550 million and $600 million.

•	Total Anda Distribution segment revenue of between $1.0 billion and $1.2 billion.

•	Adjusted non-GAAP earnings for 2013 is expected to be between $8.15 and $8.50 per diluted share.

•	Adjusted EBITDA for 2013 is expected to be between $1.96 billion and $2.03 billion.

Webcast and Conference Call Details

Actavis will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss second quarter 2013 results, the outlook for 2013 and recent corporate developments. The dial-in number to access the call is US/Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 12382077.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on August 8, 2013. The replay may be accessed by dialing (855) 859-2056 and entering pass code 12382077. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same pass code. To access the webcast, go to Actavis’ Investor Relations Web site at http://ir.actavis.com. A replay of the webcast will also be available.

About Actavis

Actavis, Inc. (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Parsippany, New Jersey, USA.

Operating as Actavis Pharma, Actavis develops, manufactures and markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. Actavis Specialty Brands is Actavis’ global branded specialty pharmaceutical business focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Important Information For Investors And Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. New Actavis has filed with the SEC a registration statement on Form S-4 containing a preliminary joint proxy statement of Warner Chilcott and Actavis that also constitutes a preliminary prospectus of New Actavis. The registration statement has not been declared effective by the SEC. After the registration statement has been declared effective, each of Actavis and Warner Chilcott will mail to its stockholders or shareholders a definitive proxy statement/prospectus. In addition, each of New Actavis, Actavis and Warner Chilcott will file with the SEC other documents with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ACTAVIS AND WARNER CHILCOTT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by New Actavis, Actavis and Warner Chilcott through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by New Actavis and Actavis may be obtained free of charge on Actavis’s internet website at www.actavis.com or by contacting Actavis’s Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Warner Chilcott may be obtained free of charge on Warner Chilcott’s internet website at www.wcrx.com or by contacting Warner Chilcott’s Investor Relations Department at (973) 442-3200.

Actavis, Warner Chilcott, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Warner Chilcott is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 10, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 5, 2013, and its Current Reports on Form 8-K that were filed with the SEC on May 2, 2013 and May 8, 2013. Information about the directors and executive officers of Actavis is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 7, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 29, 2013, and its Current Reports on Form 8-K that were filed with the SEC on January 29, 2013 and May 13, 2013. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement/prospectus filed with the SEC and will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Actavis Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing information as of the date of this release. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors, risks and uncertainties affecting Actavis’ business. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, Actavis’ acquisition of Warner Chilcott (the “Acquisition”); subsequent integration of the Acquisition and the ability to recognize the anticipated synergies and benefits of the Acquisition; the receipt of required regulatory approvals for the Acquisition (including the approval of antitrust authorities necessary to complete the Acquisition); the anticipated size of the markets and continued demand for Actavis’ and Warner Chilcott’s products; the impact of competitive products and pricing; access to available financing (including financing for the Acquisition or refinancing of Actavis or Warner Chilcott debt) on a timely basis and on reasonable terms; maintaining a position in the Standard & Poor’s 500; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Warner Chilcott’s manufacturers, facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the SEC including but not limited to Actavis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and Actavis’ Annual Report on Form 10-K for the year ended December 31, 2012, as well as the Form S-4. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

Statement Required by the Irish Takeover Rules

The earnings guidance contained in this announcement constitutes a profit forecast for the purposes of the Irish Takeover Rules. In accordance with Rule 28.4 of the Irish Takeover Rules, this profit forecast shall be repeated in the S-4 Registration Statement and the reports required by Rule 28.3 shall be mailed to Warner Chilcott shareholders with the S-4 Registration Statement.

The directors of Actavis accept responsibility for the information contained in this announcement other than that relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Actavis (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Warner Chilcott accept responsibility for the information contained in this announcement relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Warner Chilcott (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

BofA Merrill Lynch and Greenhill & Co. are acting exclusively for Actavis and no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Actavis for providing the protections afforded to clients of BofA Merrill Lynch or Greenhill & Co and for providing advice in relation to the acquisition of Warner Chilcott, the contents of this announcement or any transaction or arrangement referred to herein.

Deutsche Bank Securities Inc. is acting for Warner Chilcott as financial advisor and is not acting as financial advisor to anyone else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Warner Chilcott in connection therewith for providing advice in relation to the matters referred to in this announcement. Deutsche Bank Securities Inc. has delegated certain of its financial advisory functions and responsibilities to Deutsche Bank AG, acting through its London branch. Deutsche Bank AG, acting through its London branch is performing such delegated functions and responsibilities exclusively for Warner Chilcott and is not acting as a financial adviser for any other person in connection with the matters referred to in this announcement and will not be responsible to any such other person for providing advice in relation to the matters referred to in this announcement. Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Conduct Authority. Details about the extent of Deutsche Bank AG’s authorization and regulation by the Financial Conduct Authority are available on request.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended (the “Irish Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Warner Chilcott or Actavis, all ‘dealings’ in any ‘relevant securities’ of Warner Chilcott or Actavis (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 p.m. (Dublin time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Warner Chilcott or Actavis, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Warner Chilcott by Actavis or ‘relevant securities’ of Actavis by Warner Chilcott, or by any of their respective ‘associates’ must also be disclosed by no later than 12 noon (Dublin time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

General

The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Circular or any document by which the Acquisition and the Scheme are made. Actavis Shareholders and Warner Chilcott Shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the Scheme Circular has been dispatched.

The following table presents Actavis’ results of operations for the three and six months ended June 30, 2013 and 2012:

Table 1

ACTAVIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net revenues	$1,989.8	$1,355.2	$3,885.3	$2,879.5

Operating expenses:
Cost of sales (excludes amortization, presented below)	1,050.0	754.0	2,136.2	1,658.3
Research and development	135.6	79.7	267.7	168.2
Selling, general and administrative	461.4	239.7	874.4	522.2
Amortization	149.6	105.8	308.0	237.7
Loss on asset sales, impairments, and contingent consideration adjustments, net	655.3	79.8	803.3	80.0

Total operating expenses	2,451.9	1,259.0	4,389.6	2,666.4

Operating income (loss)	(462.1)	96.2	(504.3)	213.1

Non-operating income (expense):
Interest income	1.2	0.5	2.0	0.9
Interest expense	(56.1)	(21.0)	(110.6)	(42.7)
Other income (expense), net	3.8	(156.6)	24.4	(155.1)

Total other income (expense), net	(51.1)	(177.1)	(84.2)	(196.9)

Income (loss) before income taxes and noncontrolling interests	(513.2)	(80.9)	(588.5)	16.2
Provision (benefit) for income taxes	51.4	(18.7)	79.6	23.6

Net income (loss)	(564.6)	(62.2)	(668.1)	(7.4)
Income (loss) attributable to noncontrolling interests	0.2	—	(0.5)	—

Net income (loss) attributable to common shareholders	$(564.8)	$(62.2)	$(667.6)	$(7.4)

Earnings (loss) per share attributable to common shareholders:
Basic	$(4.27)	$(0.49)	$(5.09)	$(0.06)

Diluted	$(4.27)	$(0.49)	$(5.09)	$(0.06)

Weighted average shares outstanding:
Basic	132.2	125.8	131.2	125.5

Diluted	132.2	125.8	131.2	125.5

The following table presents Actavis’ Condensed Consolidated Balance Sheets at June 30, 2013 and December 31, 2012.

Table 2

ACTAVIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$226.9	$319.0
Marketable securities	8.0	9.0
Accounts receivable, net	1,372.3	1,330.9
Inventories, net	1,601.9	1,546.5
Other current assets	706.9	632.9
Property and equipment, net	1,417.7	1,485.0
Investments and other assets	177.8	153.0
Product rights and other intangibles, net	3,856.6	3,784.3
Goodwill	4,192.5	4,854.2

Total assets	$13,560.6	$14,114.8

Liabilities & Equity
Current liabilities	$2,389.0	$2,749.3
Long-term debt	6,173.9	6,257.1
Deferred income taxes and other liabilities	1,456.7	1,252.0
Total equity	3,541.0	3,856.4

Total liabilities and equity	$13,560.6	$14,114.8

The following table presents Actavis’ Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012.

Table 3

ACTAVIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	June 30,
	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$(668.1)	$(7.4)

Reconciliation to net cash provided by operating activities:
Depreciation	97.6	40.5
Amortization	308.0	237.7
Provision for inventory reserve	29.5	26.9
Share-based compensation	26.3	23.9
Deferred income tax benefit	(137.5)	(108.4)
Earnings (losses) on equity method investments	(1.7)	(1.1)
Loss on asset sales and impairment, net	653.0	101.3
Amortization of inventory step-up	93.5
Loss on foreign exchange derivatives	—	142.7
Amortization of deferred financing costs	3.8	13.3
Increase in allowance for doubtful accounts	(1.0)	1.6
Accretion of preferred stock and contingent consideration obligations	1.4	14.9
Contingent consideration fair value adjustment	150.3	(21.3)
Excess tax benefit from stock-based compensation	(14.2)	(9.9)
Other, net	1.2	2.5
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	(46.1)	310.9
Inventories	(215.0)	14.7
Prepaid expenses and other current assets	21.2	(25.9)
Accounts payable and accrued expenses	(18.5)	(355.4)
Deferred revenue	22.8	(5.4)
Income and other taxes payable	(19.8)	(98.4)
Other assets and liabilities	4.3	2.4

Total adjustments	959.1	307.5

Net cash provided by operating activities	291.0	300.1

Cash Flows From Investing Activities:
Additions to property and equipment	(73.8)	(53.3)
Additions to product rights and other intangibles	(2.4)	(3.6)
Proceeds from sales of property and equipment	5.9	7.4
Proceeds from sales of marketable securities and other investments	11.9	8.9
Additions to marketable securities and other investments	—	(0.2)
Acquisition of businesses, net of cash acquired	(194.6)	(383.5)
Other investing activities, net	—	—

Net cash used in investing activities	(253.0)	(424.3)

Cash Flows From Financing Activities:
Proceeds from borrowings on credit facility	125.0	375.0
Debt issuance costs	—	(25.5)
Principal payments on debt	(216.7)	(125.3)
Proceeds from stock plans	5.5	10.9
Payment of contingent consideration	(2.2)	(90.1)
Repurchase of common stock	(22.5)	(13.7)
Acquisition of noncontrolling interests	(10.4)	(4.7)
Excess tax benefit from stock-based compensation	14.2	9.9

Net cash provided by financing activities	(107.1)	136.5

Effect of currency exchange rate changes on cash and cash equivalents	(23.0)	(4.0)

Net increase (decrease) in cash and cash equivalents	(92.1)	8.3
Cash and cash equivalents at beginning of period	319.0	209.3

Cash and cash equivalents at end of period	$226.9	$217.6

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three and six months ended June 30, 2013 and 2012:

Table 4

Actavis, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP to non-GAAP net income calculation
Reported GAAP net income (loss) attributable to common shareholders	$(564.8)	$(62.2)	$(667.6)	$(7.4)
Adjusted for:
Amortization	149.8	106.0	308.4	238.1
Global supply chain initiative(1)	23.6	2.4	32.0	5.0
Acquisition and licensing charges	26.9	185.5	297.2	211.1
Interest accretion on contingent liabilities	1.0	7.4	1.4	15.2
Non-cash impairment/asset sales	655.3	79.8	653.0	80.0
Non-recurring (gains) losses	—	(13.9)	(10.2)	(15.4)
Legal settlements	25.5	—	30.8	59.8
Income taxes on items above	(47.7)	(123.6)	(108.8)	(196.2)

Non-GAAP net income attributable to common shareholders	$269.6	$181.4	$536.2	$390.2

Diluted earnings (loss) per share
Diluted earnings (loss) per share - GAAP	$(4.27)	$(0.49)	$(5.09)	$(0.06)

Diluted earnings per share - Non-GAAP	$2.01	$1.42	$4.03	$3.06

Basic weighted average common shares outstanding	132.2	125.8	131.2	125.5
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.9	1.8	2.0	1.9

Diluted weighted average common shares outstanding	134.1	127.6	133.2	127.4

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and six months ended June 30, 2013 and 2012 to adjusted EBITDA:

Table 5

Actavis, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP net income (loss) attributable to common shareholders	$(564.8)	$(62.2)	$(667.6)	$(7.4)
Plus:
Interest expense	56.1	21.0	110.6	42.7
Interest income	(1.2)	(0.5)	(2.0)	(0.9)
Provision (benefit) for income taxes	51.4	(18.7)	79.6	23.6
Depreciation (includes accelerated depreciation)	50.2	20.1	97.6	40.5
Amortization(1)	149.8	106.0	308.4	238.1

EBITDA	(258.5)	65.7	(73.4)	336.6

Adjusted for:
Global supply chain initiative	13.1	2.0	14.4	4.1
Acquisition and licensing charges	26.9	185.3	297.2	210.9
Non-cash impairment charges	655.3	79.8	653.0	80.0
Non-recurring (gains) losses	—	(13.9)	(10.2)	(15.4)
Legal settlements	25.5	—	30.8	59.8
Accretion (income) expense	—	0.5	—	0.4
Share-based compensation	12.2	13.6	26.3	23.9

Adjusted EBITDA	$474.5	$333.0	$938.1	$700.3

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Actavis, Inc.

Reconciliation Table - Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High
GAAP to Non-GAAP net income calculation
GAAP net income	$(376)	$(329)
Adjusted for:
Amortization	607	607
Global supply chain initiative	52	52
Acquisition and licensing charges	325	325
Interest accretion on contingent liability	5	5
Non-cash impairment charges	653	653
Non-recurring (gains) losses	(10)	(10)
Legal settlements	31	31
Income taxes on items above	(193)	(193)

Adjusted Non-GAAP net income	1,094	1,141

Diluted earnings per share
Earnings per share - GAAP	$(2.84)	$(2.48)

Diluted earnings per share - Non-GAAP	$8.15	$8.50

Basic weighted average common shares outstanding	132.5	132.5

Diluted weighted average common shares outstanding	134.2	134.2

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to adjusted EBITDA:

Table 7

Actavis, Inc.

Reconciliation Table - Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High
GAAP net income	$(376)	$(329)
Plus:
Interest expense	220	220
Interest income	(3)	(3)
Provision for income taxes	225	254
Depreciation (includes accelerated depreciation)	205	205
Amortization	607	607

EBITDA	878	954

Adjusted for:
Global supply chain initiative	18	18
Acquisition and licensing charges	327	327
Non-cash impairment charges	653	653
Non-recurring (gains) losses	(10)	(10)
Legal settlements	31	31
Share-based compensation	58	57

Adjusted EBITDA	$1,955	$2,030

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.